CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$50,000,000	$5,805

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). $1,099 of the Registration Fee is being offset in reliance upon Rule 457(p) under the Securities Act against remaining registration fees previously paid in an aggregate amount of $11,022 which were carried forward from Registration Statement No. 333-112604, which was initially filed with the Securities and Exchange Commission by the registrant on February 9, 2004 (“Prior Fee Amount”). The basis for the Prior Fee Amount is set forth in Footnote (3) of the Calculation of Registration Fee table on the cover of Registration Statement No. 333-171596. Taking into account the payment of the current registration fee, in addition to fees paid in connection with prior filings, the registrant will not have any amount remaining available for offset for future registration fees. In accordance with Rule 456(b) and 457(r) under the Securities Act, this “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-171596.

Pricing Supplement No. 1 dated September 7, 2011 (To prospectus dated January 7, 2011 and prospectus supplement dated August 19, 2011)	Filing under Rule 424(b)(5) Registration No. 333-171596

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from One Year to 30 Years from Date of Issue

CUSIP No.: 66765R BZ 8

Secured  ☒    Unsecured   ☐

Principal amount: $50,000,000

Issue price: 100.00%

Net proceeds to Company: $49,687,500

Repayable at the option of holder:    Yes  ☐    No  ☒

    Repayment date: Not applicable

    Repayment price: Not applicable

    Election period: Not applicable

Selling agent: UBS Securities LLC

Type of transaction: Agent

Stated interest rate: 3.176%

Maturity date: September 15, 2021

Settlement date: September 12, 2011

Interest payment dates: March 15 and September 15, commencing March 15, 2012

Regular record dates: March 1 and September 1

Redeemable:    Yes  ☒    No  ☐

    In whole  ☐

    In whole or in part  ☒

Fixed redemption price:    Yes  ☐    No  ☒

    Initial redemption date: Not applicable

    Initial redemption price: Not applicable

    Reduction percentage: Not applicable

    Redemption limitation date: Not applicable

    Make-whole redemption price:    Yes  ☒    No  ☐

    Make-whole spread: 0.20%

Use of Proceeds: The “Use of Proceeds” section of the Prospectus Supplement, dated August 19, 2011, to the Prospectus, dated January 7, 2011, is updated as follows: As of September 6, 2011, NW Natural had approximately $226,600,000 of short-term indebtedness outstanding, with a weighted average maturity of approximately 37 days and bearing a weighted average interest rate of approximately 0.28%.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.